As filed with the Securities and Exchange Commission on September 24, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Airgas, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	259 North Radnor-Chester Road, Suite 100 Radnor, Pennsylvania 19087 (610) 687-5253 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	56-0732648 (I.R.S. Employer Identification Number)
Dean A. Bertolino, Vice President, General Counsel and Secretary
Airgas, Inc.
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087
(610) 687-5253
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Nancy D. Weisberg, Esquire
McCausland Keen & Buckman
Radnor Court, Suite 160
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5257
(610) 341-1000
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount Of
Title Of Each Class Of	Amount To	Maximum Offering	Aggregate Offering	Registration
Securities To Be Registered	Be Registered	Price Per Unit	Price	Fee
Common stock, $0.01 par value per share	2,471,623 shares(2)	$46.89(1)	$115,894,402(1)	$3,558

(1)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock on September 17, 2007, as reported on the New York Stock Exchange.

(2)	Includes associated rights (the “Rights”) to purchase preferred or common stock. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable.

2,471,623 Shares
AIRGAS, INC.
Common Stock
     All of the shares of our common stock in this offering are being offered for resale by the selling stockholders identified in this prospectus or a supplement hereto. The shares of our common stock that may be offered by each selling stockholder using this prospectus represent shares of our common stock that we issued to such selling stockholder in connection with the exchange of such selling stockholders’ shares of their preferred shares of National Welders Supply Company, our former joint venture, for approximately 2.47 million shares of Airgas common stock.
     Our common stock is listed on the New York Stock Exchange under the symbol “ARG.” The last reported sale price of our common stock on September 21, 2007 was $50.85 per share.
     This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of our common stock may be offered and sold will be described in a supplement to this prospectus.
Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on May 30, 2007 (which document is incorporated by reference herein), as well as other information contained or incorporated by reference in this prospectus or in any supplement hereto before making a decision to invest in our securities. See “Available Information” below.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 24, 2007.

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus or any supplement thereto. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.
This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Investor Relations, Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087, or call (610) 687-5253 to make your request.

(i)

PROSPECTUS SUMMARY
This summary highlights material information found in greater detail elsewhere in this prospectus or the documents incorporated by reference herein. Before deciding to invest in our common stock, you should carefully read this entire prospectus, including the matters discussed in “Risk Factors,” which we describe in our 2007 Annual Report on Form 10-K filed with the SEC on May 30, 2007, and in other documents that we subsequently file with the SEC.
Our Company
          Airgas, Inc. became a publicly traded company in 1986. Since its inception, we have made over 350 acquisitions to become the largest U.S. distributor of industrial, medical, and specialty gases (delivered in “packaged” or cylinder form), and welding, safety and related products. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. We market these products to our diversified customer base through multiple sales channels including branch-based sales representatives, retail stores, strategic customer account programs, telesales, catalogs, e-business and independent distributors. Products reach customers through an integrated network of more than 14,000 employees and over 1,100 locations including production facilities, packaged gas fill plants, specialty gas labs, distribution centers, branches, and retail stores. Our national scale and strong local presence offer a competitive edge to our diversified customer base.
Recent Developments
          On July 3, 2007, as a result of a merger among Airgas, Airgas NWS, Co., a wholly owned subsidiary of Airgas, and National Welders Supply Company, or National Welders, the preferred stockholders of National Welders exchanged their preferred shares of National Welders for approximately 2.47 million shares of Airgas common stock. Upon the effectiveness of the merger, National Welders, formerly our consolidated joint venture, became our wholly owned subsidiary. Prior to the merger, Airgas owned 100% of National Welders’ common stock, with a 50% voting interest, and the preferred shareholders held the balance of the voting interest and received a 5% annual preferred stock dividend. In the quarter ending September 30, 2007, we will recognize a one-time after-tax charge of $2.7 million, or $0.03 per diluted share, as a result of the transaction.
Corporate Information
          Airgas was incorporated on August 21, 1986 under the laws of Delaware. Our principal executive offices are located at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087, and our telephone number is (610) 687-5253. Our website is located at http://www.airgas.com. As used in this prospectus, the words “we,” “us,” “our” and “Airgas” refer to Airgas, Inc., a Delaware corporation, and its subsidiaries.
RISK FACTORS
          You should consider, among other things, the matters discussed under “Risk Factors” in Item 1A of our 2007 Annual Report on Form 10-K filed with the SEC on May 30, 2007, and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus.
FORWARD-LOOKING STATEMENTS
          This prospectus contains and incorporates by reference forward-looking statements. In addition to current and historical information, this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future operations, prospects, potential products, services, developments and business strategies. These statements can, in some cases, be identified by the use of terms such as “may,” “will,” “should,” “could,” “would,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” or “continue” or the negative of such terms or other comparable terminology. This prospectus includes and incorporates by reference, among others, forward-looking statements regarding:

•	Our expectations regarding our future financial performance;

•	Our expectation regarding the continued expansion of the industrial economy and non-residential construction;

•	Our ability to effectively manage costs and pricing in fiscal 2008;

•	Our expectation regarding the continued shortage of helium;

•	Our expectation regarding the contribution to sales growth by the packaged gas business acquired from Linde AG;

•	Our ability to manage our exposure to interest rate risk;

•	Our expectation regarding future capital expenditures;

•	Our expectation regarding our overall effective tax rate for fiscal 2008;

•	Our future payment of dividends;

•	The commencement of operations of our new air separation plants; and

•	Our estimate of future purchase commitments.
          These statements involve certain known and unknown risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, those listed in Item 1A “Risk Factors” of our 2007 Annual Report on Form 10-K filed with the SEC on May 30, 2007. We assume no obligation to update forward-looking statements contained or incorporated by reference in this prospectus.
USE OF PROCEEDS
          The selling stockholders identified in this prospectus, their pledgees, donees, transferees or other successors in interest, will receive all of the proceeds from the sale of our common stock being offered hereby. We will not receive any proceeds from these sales. See “Selling Stockholders.”
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
          Our common stock is listed and traded on the New York Stock Exchange under the symbol “ARG.” The following table sets forth the cash dividends per share and the high and low per share sales prices as reported for each period indicated:

	Dividends
	Per Share	High	Low
Year ended March 31, 2006
First quarter	$0.06	$25.11	$21.15
Second quarter	$0.06	$29.99	$24.48
Third quarter	$0.06	$33.79	$27.00
Fourth quarter	$0.06	$39.99	$31.65
Year ended March 31, 2007
First quarter	$0.07	$41.90	$33.34
Second quarter	$0.07	$38.50	$33.40
Third quarter	$0.07	$43.43	$35.44
Fourth quarter	$0.07	$42.95	$39.00
Year ending March 31, 2008
First quarter	$0.09	$49.58	$41.23
Second quarter (through September 21, 2007)	$0.09	$51.26	$41.52
          On September 21, 2007, the last sale price for our common stock as reported on the New York Stock Exchange was $50.85 per share. As of June 21, 2007, there were approximately 15,000 holders of record of our common stock.
          On August 7, 2007, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.09 per share payable September 28, 2007 to stockholders of record as of September 14, 2007. Future dividend declarations and associated amounts paid will depend upon our earnings, financial condition, loan covenants, capital requirements and other factors deemed relevant by management and our Board of Directors.

SELLING STOCKHOLDERS
          This prospectus relates to the resale of our common stock held by the selling stockholders listed below. The selling stockholders acquired these shares from us in a private offering pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933 as amended, or the Securities Act, in connection with a transaction that did not involve a public offering. The shares of Airgas common stock were acquired for investment and not with a view to their distribution and were issued to holders that had access to information with respect to Airgas and its business. In connection with the exchange, Airgas agreed to use its commercially reasonable best efforts to register the common stock under the Securities Act as soon as reasonably practicable. From June 28, 1996 until July 3, 2007, we owned 100% of National Welders’ common stock, which represented a 50% voting interest and the selling stockholders owned all of National Welders’ preferred stock, which also represented 50% of the voting interest and received a 5% annual preferred dividend. On July 3, 2007, we entered into a merger agreement with National Welders pursuant to which the preferred stockholders of National Welders exchanged their preferred shares of National Welders for approximately 2.47 million shares of Airgas common stock.
          Under the terms of the agreement under which registration rights were granted to the selling stockholders, we will pay all expenses of the registration of the shares of common stock, including SEC filing fees, except that the selling stockholders will pay all discounts and selling commissions, if any. Our expenses for the registration of the shares of common stock are estimated to be $53,827.
          The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of common stock held by the selling stockholders as of August 15, 2007. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For the purposes of the table below, we assume that the selling stockholders will sell all their shares of common stock covered by this prospectus.
          In the table below, the percentage of shares beneficially owned is based on 81,870,408 shares of our common stock outstanding as of August 15, 2007, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under such rule, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of common stock shown as beneficially owned.
          Unless otherwise described above or in the footnotes to the table below, to our knowledge, none of the selling stockholders nor any of their affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. The selling shareholders who were employed by National Welders and continue to be employed by us have each been employed for a period in excess of three years. In addition, based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers, if any, purchased the shares of common stock outside the ordinary course of business or, at the time of their acquisition of the shares of common stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

					After the offering
					(assuming all shares of
					common stock being offered
					hereby are sold)
	Prior to the offering				Number of
	Number of		Percent of	Number of	shares of		Percent of
	shares of		shares of	shares of	common		shares of
	common stock		common	common stock	stock		common
	beneficially		stock	being registered	beneficially		stock
Name of Selling Stockholder	owned		outstanding	for resale	owned		outstanding

Bobby Allison(1)	772		*	772	-0-		—
Lewis Barber(2)	2,317		*	2,317	-0-		—
Mark R. Bernstein(3)	1,819,046	(4)	2.2%	1,819,046 (4)	-0-		—
Charles Bishop(5)	4,634		*	4,634	-0-		—
Judith T. Carpenter(6)	2,134,107	(7)	2.6%	2,134,107 (7)	-0-		—
Gerald Carver(8)	4,294	(9)	*	1,544	2,750	(9)	*
James W. Dallaire(10)	1,158		*	1,158	-0-		—
Alan W. DeMart (11)	23,050	(12)	*	17,379	5,671	(12)	*
J.T. Evans(13)	772		*	772	-0-		—
Howard A. Hill(14)	7,217		*	2,317	4,900		*
Richard A. Lake(15)	2,317		*	2,317	-0-		—
Michael Molinini(16)	83,751	(17)	*	1,544	82,207	(17)	*
Thomas F. Sheridan(18)	2,828	(19)	*	1,776	1,052	(19)	*
Gary R. Stiles (20)	2,317		*	2,317	-0-		—
Elizabeth Sult	38,620		*	38,620	-0-		—
Errol C. Sult	68,613		*	39,513	29,100		*
James A. Turner, Jr. Insurance Trust(21)	30,422		*	30,422	-0-		—
James A. Turner, III 2006 Living Trust(22)	212,072		*	212,072	-0-		—
James A. Turner, Jr. Revocable Trust(23)	1,782,477		2.2%	1,782,477	-0-		—
Gene Vuncannon(24)	2,317		*	2,317	-0-		—

*	Represents less than 1% of the total aggregate amount of Airgas shares outstanding as of August 15, 2007.

(1)	Mr. Allison was employed by National Welders and continues to be employed by us as a regional sales manager at National Welders.

(2)	Mr. Barber was employed by National Welders and continues to be employed by us as manager of property and real estate at National Welders.

(3)	Mark R. Bernstein is a trustee under the James A. Turner, Jr. Revocable Trust and the James A. Turner, Jr. Insurance Trust and has shared voting and dispositive powers under such trusts. He served as a member of the Board of Directors of National Welders from 1996 until July 3, 2007.

(4)	Includes (i) 6,147 shares directly held by Mr. Bernstein, (ii) 1,782,477 shares held by the James A. Turner, Jr. Revocable Trust, as to which Mr. Bernstein disclaims beneficial ownership and (iii) 30,422 shares held by the James A. Turner, Jr. Insurance Trust, as to which Mr. Bernstein disclaims beneficial ownership.

(5)	Mr. Bishop was employed by National Welders and continues to be employed by us as an outside salesperson at National Welders.

(6)	Judith T. Carpenter is a trustee under the James A. Turner, Jr. Revocable Trust and the James A. Turner, Jr. Insurance Trust and has shared voting and dispositive powers under such trusts. She served as Chairman of the Board of Directors of National Welders from 1998 until July 3, 2007.

(7)	Includes (i) 321,208 shares directly held by Ms. Carpenter, (ii) 1,782,477 shares held by the James A. Turner, Jr. Revocable Trust and (iii) 30,422 shares held by the James A. Turner, Jr. Insurance Trust.

(8)	Mr. Carver has served as Vice President, Projects and Process Improvements for Airgas, and Vice President, Gas Production for National Welders, since March 2007, and was Vice President, Production and Safety for National Welders from 1989 to March 2007.

(9)	Includes options to purchase 2,750 shares of our common stock exercisable within 60 days of August 15, 2007.

(10)	Mr. Dallaire was employed by National Welders and continues to be employed by us as an inside salesperson at National Welders.

(11)	Mr. DeMart was employed by National Welders and continues to be employed by us as Senior Vice President-Finance and Administration, Treasurer and CFO at National Welders.

(12)	Includes options to purchase 4,250 shares of our common stock exercisable within 60 days of August 15, 2007.

(13)	Mr. Evans was employed by National Welders and continues to be employed by us as Northeastern Region Manager at National Welders.

(14)	Mr. Hill was employed by National Welders and continues to be employed by us as a regional sales manager at National Welders.

(15)	Mr. Lake served as a member of the Board of Directors of National Welders from 2004 to July 3, 2007.

(16)	Mr. Molinini has served and continues to serve as our Executive Vice President and Chief Operating Officer since January 2005 and as our Senior Vice President — Hardgoods Operations from August 1999 to January 2005.

(17)	Includes options to purchase 77,375 shares of our common stock exercisable within 60 days of August 15, 2007.

(18)	Mr. Sheridan was employed by National Welders and continues to be employed by us as Vice President of Human Resources at National Welders.

(19)	Includes options to purchase 1,050 shares of our common stock exercisable within 60 days of August 15, 2007.

(20)	Mr. Stiles was employed by National Welders and continues to be employed by us as manager of Specialty Gas and Helium Sales at National Welders.

(21)	Mark R. Bernstein and Judith T. Carpenter are trustees of the James A. Turner, Jr. Insurance Trust and they share voting and dispositive power over the shares of common stock held by the trust.

(22)	Linda P. Turner and Cynthia T. Fenninger are trustees of the James A. Turner, III 2006 Living Trust and they share voting and dispositive power over the shares of common stock held by the trust.

(23)	Mark R. Bernstein and Judith T. Carpenter are trustees of the James A. Turner, Jr. Revocable Trust and they share voting and dispositive power over the shares of common stock held by the trust.

(24)	Mr. Vuncannon was employed by National Welders as manager of IT.
PLAN OF DISTRIBUTION
          The shares of our common stock listed in the table appearing in the “Selling Stockholders” section of this prospectus are being registered to permit the resale of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the shares of our common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.
          The selling stockholders and their pledgees, assignees, donees, or other successors-in-interest who acquire their shares of our common stock after the date of this prospectus, may sell such shares of common stock from time to time directly to purchasers or through underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:
•	through the New York Stock Exchange or on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	in privately negotiated transactions;

•	through the exercise of purchased or written options;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law and our insider trading policy.
          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with sales of our common stock or otherwise, a selling stockholder that is neither an employee of Airgas, Inc. nor otherwise subject to our insider trading policy may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume and such selling stockholder may also sell short the shares of our common stock and deliver such shares to close out such short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell such securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
          If underwriters are used in a firm commitment underwriting, the selling stockholders will execute an underwriting agreement with those underwriters relating to the shares of our common stock that the selling stockholders will offer. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the shares of our common stock will be subject to conditions. The underwriters, if any, will purchase such shares on a firm commitment basis and will be obligated to purchase all of such shares.
          The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the shares of our common stock subject to the underwriting agreement from the selling stockholders at the public offering price stated in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares of our common stock pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.
          In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Broker-dealer transactions may include:
•	purchases of the shares of our common stock by a broker-dealer as principal and resales of the shares of our common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

          In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.
          The selling stockholders may sell any of the shares of our common stock directly to purchasers. In this case, the selling stockholders may not engage underwriters or agents in the offer and sale of such shares.
          The selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of the shares of our common stock against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.
          The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by the selling stockholders hereby will be the purchase price of such shares less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents.
          In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
          The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of such shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
          We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.
          At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
          We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by the selling stockholders. We do not assure you that the selling stockholders will sell any or all of the shares of our common stock offered by it pursuant to this prospectus. In addition, we do not assure you that the selling stockholders will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
LEGAL MATTERS
          The validity of the securities offered by this prospectus will be passed upon for us by McCausland Keen & Buckman, Radnor, Pennsylvania. As of September 12, 2007, certain attorneys with McCausland Keen & Buckman, counsel for Airgas, beneficially owned 31,521 shares of Airgas common stock.
EXPERTS
          The consolidated financial statements and financial statement schedule of Airgas, Inc. and subsidiaries as of March 31, 2007 and 2006 and for each of the years in the three-year period ended March 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
          KPMG LLP’s report on the consolidated financial statements refers to our change in method of accounting for stock-based compensation pursuant to Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, using the modified prospective transition method effective April 1, 2006, our adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective April 1, 2006 and our change in method of accounting for conditional asset retirement obligations pursuant to FASB Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations, effective March 31, 2006.
          KPMG LLP’s report dated May 29, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2007, contains an explanatory paragraph that states that management’s assessment did not extend to our consolidated affiliate, National Welders, which was consolidated by us in accordance with FIN 46R, Consolidation of Variable Interest Entities. National Welders’ total assets and net sales represent 9% and 7%, respectively, of the related consolidated amounts as of and for the year ended March 31, 2007. Although we did receive audited financial statements for National Welders, the joint venture agreement did not permit us to dictate, modify or assess the effectiveness of the internal controls of National Welders and we did not have the ability in practice to assess those controls. Management’s assessment also did not extend to the U.S. bulk gas business of Linde AG, which was acquired on March 9, 2007, and whose financial statements constitute approximately 15% of total assets and less than 1% of revenues and net income as of and for the year ended March 31, 2007. KPMG LLP’s audit of internal control over financial reporting of Airgas, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of National Welders and the U.S. bulk gas business of Linde AG.
          The financial statements of Bulk Gas Operations (carved-out operation of Linde Gas, LLC and subsidiaries) as of December 31, 2005, and for the year then ended, and the financial statements of Packaged Gas Operations (carved-out operation of Linde Gas USA LLC, as successor to Linde Gas, LLC and subsidiaries) as of December 31, 2006, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
INCORPORATION BY REFERENCE
          The SEC allows us to incorporate by reference into this prospectus certain of our publicly-filed documents, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information.
          We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the SEC on May 30, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the SEC on August 9, 2007;

•	Proxy statement on Schedule 14A filed with the SEC on June 29, 2007;

•	Current Reports on Form 8-K filed with the SEC on April 3, 2007, May 10, 2007, July 2, 2007 and July 3, 2007, and Current Reports on Form 8-K/A filed with the SEC on May 23, 2007 and September 11, 2007;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 19, 1986; and

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A, filed with the SEC on May 10, 2007.
          All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, prior to the termination of the offering, shall be deemed to be incorporated herein by reference.
          We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087, (610) 687-5253.
AVAILABLE INFORMATION
          This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website at www.airgas.com, although the information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.
          This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          The following table sets forth the costs and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby. All of the amounts shown are estimates except the SEC registration fee and the NYSE listing fee.

Amount
SEC registration fee	$3,558
Printing expenses	1,000
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
NYSE listing fee	9,269

Total	$53,827

          Airgas will bear all of the expenses listed above.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the indemnification by a Delaware corporation of its directors, officers, employees, and other agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal. In the case of derivative actions, indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
          Our Bylaws provide that we will indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of Airgas or any predecessor of Airgas, or served any other enterprise as a director or officer at the request of Airgas or any predecessor of Airgas. Airgas maintains liability insurance on behalf of its officers and directors.
          Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides that the personal liability of Airgas’ directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.
     The above discussion of the DGCL and of our certificate of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, certificate of incorporation and bylaws.
ITEM 16. EXHIBITS.

Number	Exhibit

4.1	Rights Agreement, dated as of May 8, 2007, between Airgas, Inc. and The Bank of New York, as
Rights Agent, which includes as Exhibits thereto the Form of Certificate of Designation, the
Form of Right

Number	Exhibit

Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.
(Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 10, 2007, and incorporated herein by reference.)

4.2*	Agreement and Plan of Reorganization among National Welders Supply Company, Inc. (“National
Welders”), certain of the preferred shareholders of National Welders, and Airgas, Inc., effective as of June 29, 2007.

5.1*	Opinion of McCausland Keen & Buckman.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to Airgas,
Inc. and subsidiaries.

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to Bullk Gas Operations
(carved-out operation of Linde Gas, LLC and subsidiaries) and Packaged Gas Operations (carved-out operation of Linde Gas USA LLC, as successor to Linde Gas, LLC and subsidiaries).

23.3*	Consent of McCausland Keen & Buckman (included in Exhibit 5.1).

24.1*	Power of Attorney (incorporated by reference in the signature page to the registration statement).

*	Filed herewith.
ITEM 17. UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Delaware County, Commonwealth of Pennsylvania, on this 24th day of September, 2007.

AIRGAS, INC.
By:	/s/ Peter McCausland
Peter McCausland
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Peter McCausland, Dean A. Bertolino and Robert McLaughlin, and each of them, with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

By:	/S/ PETER McCAUSLAND	Date: September 24, 2007

Peter McCausland, Chairman and Director

By:	/S/ WILLIAM O. ALBERTINI	Date: September 24, 2007

William O. Albertini, Director

By:	/S/ W. THACHER BROWN	Date: September 24, 2007

W. Thacher Brown, Director

By:	/S/ JAMES W. HOVEY	Date: September 24, 2007

James W. Hovey, Director

By:	/S/ RICHARD C. ILL	Date: September 24, 2007

Richard C. Ill, Director

By:	/S/ PAULA A. SNEED	Date: September 24, 2007

Paula A. Sneed, Director

By:	/S/ DAVID M. STOUT	Date: September 24, 2007

David M. Stout, Director

By:	/S/ LEE M. THOMAS	Date: September 24, 2007

Lee M. Thomas, Director

By:	/S/JOHN C. VAN RODEN, JR.	Date: September 24, 2007

John C. van Roden, Jr., Director

EXHIBIT INDEX

Number	Exhibit

4.2	Agreement and Plan of Reorganization among National Welders Supply Company, Inc. (“National Welders”), certain of the preferred shareholders of National Welders, and Airgas, Inc., effective as of June 29, 2007.

5.1	Opinion of McCausland Keen & Buckman.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to Airgas, Inc. and subsidiaries.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to Bullk Gas Operations (carved-out operation of Linde Gas, LLC and subsidiaries) and Packaged Gas Operations (carved-out operation of Linde Gas USA LLC, as successor to Linde Gas, LLC and subsidiaries).

23.3	Consent of McCausland Keen & Buckman (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference in the signature page to the registration statement).